Exhibit 99.1

JOINT FILING AGREEMENT

In accordance the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of any filing required by such party under Section 16 of the Exchange Act (including amendments thereto) with respect to the common stock, par value $0.001 per share, of FTS International, Inc. [FTSI] and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings. In evidence thereof, each of the undersigned hereby executes this Joint Filing Agreement as of December 2, 2020.

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Dan H. Wilks

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Staci Wilks

THRC Holdings, LP

By:	/s/ Matthew Wilks
Name: Matthew Wilks
Title: Attorney-in-Fact

THRC Management, LLC

By:	/s/ Matthew Wilks
Name: Matthew Wilks
Title: Attorney-in-Fact

*By:	/s/ Matthew Wilks
Matthew Wilks, as Attorney-in-Fact